UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                                 FORM 8-K



                              CURRENT REPORT

        Pursuant to Section 13 or 15(d) of The Securities Exchange Act
                                 of 1934


   Date of Report (Date of earliest event reported): October 20, 1997



                              MFB Corp.
          (Exact name of registrant as specified in its charter)




                              INDIANA

             (State or other jurisdiction of incorporation)





           0-23374	                                 35-1907258
 	(Commission File Number)	                (IRS Employer Identification No.)


       121 South Church Street
     		Post Office Box 528
	     	Mishawaka, Indiana	                              46544

		(Address of principal executive offices)          	(Zip Code)



  Registrant's telephone number, including area code:  (219) 255-3146


Item 5.	Other Events.



       	Pursuant to General Instruction F to Form 8-K, the press release issued October 20, 1997 concerning the Fourth Quarter Earnings is incorporated herein by reference and is attached hereto as Exhibit 1.

        Pursuant to General Instruction F to Form 8-K, the press release issued October 22, 1997 concerning the cash dividend announcement is incorporated by reference and is attached hereto as Exhibit 2.



Item 7.	Financial Statements and Exhibits.



	(c)	Exhibits

		Exhibit  1 -- Press Release dated October 20, 1997.

  Exhibit 2 --  Press Release dated October 22, 1997.


                                 SIGNATURES



	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                      _________________________________
                      Timothy C. Boenne, Vice President



Dated:  November 14, 1997


















          Exhibit 1




          October 20 , 1997               Point of Contact: Charles J. Viater


                      MFB Corp. ANNOUNCES FOURTH QUARTER EARNINGS


           Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC),(the "Corporation"), parent company of MFB Financial (the "Bank"), today reported consolidated net income of $496,000 or $.29 per share for the three months ended September 30, 1997, compared to $(197,000) or $(.10) per share for the three months ended September 30, 1996. Net income on an unaudited basis for the fiscal year ended September 30, 1997 was $2,002,000 or $1.14 per share compared to $975,000 or $ .48 per share for the twelve months ended September 30, 1996. For the prior period ended September 30, 1996, income levels were significantly reduced as a result of a one time special assessment to recapitalize the Savings Association Insurance Fund. This non-recurring expense was approximately $577,000 on an after tax basis or the equivalent of $.29 per share. Had this special assessment not been incurred, net income for the three months ended September 30, 1996 would have been approximately $380,000 or $.20 per share and for the year ended September 30, 1996 net income would have amounted to $1,552,000 or $.76 per share.

      Net interest income after provision for loan losses for the most recent three and twelve month periods totaled $2.0 million and $7.5 million respectively compared to $1.7 million and $6.1 million for the same periods one year ago. During the three months ended September 30, 1997 total interest income increased by $853,000 compared to the same period one year ago primarily as a result of a $38.5 million increase in first mortgage loan receivables and a $10.4 million increase in commercial and consumer loan receivables. Total interest expense increased $537,000 reflecting the growth in savings accounts deposits and borrowed funds. For the twelve months ended September 30, 1997 total interest income increased $3.5 million while total interest expense increased $2.1 million.

     Noninterest income increased from $79,000 and $384,000 for the three and twelve months ended September 30, 1996 to $118,000 and $424,00 for the comparable periods ended September 30, 1997. Noninterest expense decreased from $2.1 million during the three months ended September 30, 1996 to $1.3 million during the three months ended September 30, 1997, and from $4.9 million to $4.6 million for the comparable twelve month periods ending September 30. These noninterest expense decreases are primarly attributable to the one time special assessment in 1996, offset by increased compensat-ion expenses, expenses related to the Bank's name change which took effect November 1, 1996, and expenses incurred with the opening of a new full service branch facility on June 6, 1997.

    The Corporation has increased total assets from $225.8 million as of September 30, 1996 to $255.9 million as of September 30, 1997, an increase of $30.1 million (or 13.3%). "Asset growth allows us to better leverage our capital position and enhance shareholder value," according to Charles J. Viater, President and CEO of the company. "Loan demand continues to be strong," he added. Total net loans have increased from $152.1 million at September 30, 1996 to $200.9 million at September 30, 1997, an increase of $48.8 million (or 32.1%). The loan growth has been funded primarily by the growth in total savings deposits, the decrease in securities available for sale, and additional borrowings through Federal Home Loan Bank advances.

   Total shareholders' equity decreased from $37.6 million as of September 30, 1996 to $33.5 million as of September 30, 1997 mainly as a result of the Corporation's repurchase of 332,263 shares of outstanding common stock during this period at a cost of $6.4 million along with the payment of cash dividends of $554,000 partially offset by $2.0 million in net income for the same period.

   While achieving substantial growth, the Corporation continues to maintain asset quality that compares favorably to its industry peer group. The ratio of nonperforming assets to total assets as of September 30, 1997 was .09% compared to .09% as of September 30, 1996.

   The Bank is a wholly owned subsidiary of MFB Corp. providing retail and small business financial services to the Michiana area through its main office in Mishawaka and four banking centers located in St. Joseph and Elkhart counties.






                          MFB CORP. AND SUBSIDIARY
                    Consolidated Balance Sheets (Unaudited)
                   September 30, 1997 and September 30, 1996
                             (in thousands)

                                                  	September 30,	September 30,
                                                      	1997         	1996
ASSETS
Cash and due from financial institutions           	$  2,906     	$  1,734
Interest-earning deposits in other financial
 institutions	                                         6,576	          ---
	Cash and cash equivalents                            	9,482        	1,734
Interest-earning time deposits in other financial
 institutions                                           	---          	495
Securities available-for-sale                        	39,628       	66,763
Federal Home Loan Bank stock                          	2,400        	1,336
Total loans                                         	201,305      	152,392
Less allowance for loan losses	                         (370)   	     (340)
	Loans receivable, net                              	200,925      	152,052
Accrued interest receivable                             	719          	818
Premises and equipment, net                           	2,613        	1,969
Other assets                                            	144          	642

      	Total Assets                                	$255,921     	$225,809


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
	Deposits                                          	$171,887     	$158,965
	Securities sold under agreements to repurchase         	389          	---
 Advances from borrowers for taxes and insurance      	1,854        	1,864
	FHLB advances                                       	47,500       	24,500
 Accrued expenses and other liabilities	                770	         2,881
	    Total Liabilities                              	222,400      	188,210

Shareholders' Equity
	Common Stock	                                        13,079	       18,317
 Retained earnings                                   	22,038       	20,589
	Employee stock ownership plan                         	(665)        	(894)
	Recognition and retention plans                       	(115)        	(193)
	Net unrealized depreciation on securities
 available-for sale, net of tax	                          73	         (220)
	Treasury Stock                                         (889)         	---
     Total shareholders' equity	                      33,521       	37,599

      Total Liabilities and Shareholders' Equities 	$255,921    	 $225,809












                          MFB CORP. AND SUBSIDIARY
                Consolidated Statement of Income (Unaudited)
      Three Months and Twelve Months Ended September 30, 1997 and 1996
                              (in thousands)




         	                         Three Months Ended	    Twelve Months Ended
                                      September 30,           September 30,
                                     1997       1996	       1997      1996

Total interest income              	$4,797    	$3,944    	$17,685  	$14,182

Total interest expense              	2,779     	2,242     	10,157    	8,058

	Net interest income                	2,018     	1,702      	7,528    	6,124

Provision for loan losses	               7	         7	         29	       30

Net interest income after
 provision for loan losses           	2,011    	1,695      	7,499    	6,094

Total non-interest income	              118       	79        	424      	384

Total non-interest expense	           1,304	    2,098      	4,599    	4,856

Income before income taxes             	825     	(324)     	3,324    	1,622

Income tax expense                     	329     	(127)     	1,322      	647

	Net Income                           	$496    	$(197)    	$2,002     	$975



Earnings per common and
 common equivalent share           	$   .29 	$   (.10)  	$   1.15  	$   .48


Earnings per share assuming
 full dilution                      	$   29 	$   (.10)  	$   1.14   	$  .48




 Exhibit 2


       October 22, 1997                   Point of Contact: Charles J. Viater
                                                    President/CEO


                          MFB Corp. ANNOUNCES QUARTERLY DIVIDEND

       Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), (the "Corporation"), parent company of MFB Financial (the "Bank") based in Mishawaka, Indiana, announced today that the Corporation has declared a cash dividend of $ .08 on each share of its Common Stock for the quarter ended September 30, 1997. The dividend is payable on November 18,1997 to holders of record on November 4, 1997.

       "The continued growth in our core earnings during the most recently completed quarter and fiscal year warrants the declaration of this dividend to shareholders," according to Charles J. Viater, President and CEO of both the Corporation and the Bank. The Bank is a wholly owned subsidiary of MFB Corp. with assets of $256 million as of September 30, 1997.